EXHIBIT 11 — Computation of Per Share Earnings (Loss)

	Post-merger period	Pre-merger period
	ended	ended
	December 31,	July 30,	Year ended December 31,
(In thousands, except per share data)	2008	2008	2007	2006
NUMERATOR:
Income (loss) before discontinued operations	$(5,040,153)	$396,289	$792,674	$638,839
Discontinued operations, net	(1,845)	640,236	145,833	52,678

Net income	(5,041,998)	1,036,525	938,507	691,517

Effect of dilutive securities:
None	—	—	—	—

Numerator for net income (loss) per common share — diluted	$(5,041,998)	$1,036,525	$938,507	$691,517

DENOMINATOR:
Weighted average common shares	81,242	495,044	494,347	500,786

Effect of dilutive securities:
Stock options and common stock warrants	—	1,475	1,437	853

Denominator for net income (loss) per common share — diluted	81,242	496,519	495,784	501,639

Net income (loss) per common share:
Income (loss) before discontinued operations — Basic	$(62.04)	$.80	$1.60	$1.27
Discontinued operations — Basic	(0.02)	1.29	.30	.11

Net income (loss) — Basic	$(62.06)	$2.09	$1.90	$1.38

Income (loss) before discontinued operations — Diluted	$(62.04)	$.80	$1.60	$1.27
Discontinued operations — Diluted	(0.02)	1.29	.29	.11

Net income (loss) — Diluted	$(62.06)	$2.09	$1.89	$1.38